Exhibit 10.82

Gen-Probe Incorporated
Amendment to
Deferred Issuance Restricted Stock Conversion Agreement
and
Deferred Issuance Restricted Stock Election Agreement
(The 2003 Incentive Award Plan)

This Amendment (the “Amendment”) to the Deferred Issuance Restricted Stock Conversion Agreement (“Conversion Agreement”) and Deferred Issuance Stock Election Agreement (the “Election Agreement”) entered into by and between Gen-Probe Incorporated (the “Company”) and Henry L. Nordhoff (“Employee”) is effective as of February 1, 2005.

     Whereas, pursuant to Article VII of The 2003 Incentive Award Plan of Gen-Probe Incorporated (the “Plan”), on June 1, 2004 and August 15, 2003 the Company granted Employee awards of the Company’s restricted stock totaling 40,000 shares of the Company’s common stock (together the “Restricted Stock Awards”).

     Whereas, the Restricted Stock Awards were evidenced by and subject to the terms of the Restricted Stock Award Grant Notice dated June 1, 2004 and Restricted Stock Award Agreement attached thereto and the Amended and Restated Restricted Stock Award Grant Notice dated August 12, 2004 and the Restricted Stock Award Agreement attached thereto.

     Whereas, effective as of September 10, 2004 (the “Conversion Date”), the 40,000 shares of Company common stock subject to the Restricted Stock Awards were converted into a Deferred Issuance Restricted Stock Award for 40,000 shares of the Company’s common stock, which converted award became governed by the terms and conditions set forth in the Conversion Agreement (the “Deferred Issuance Award”).

     Whereas, effective as of September 10, 2004, the Restricted Stock Award Agreements were amended and restated in the form of a Deferred Issuance Restricted Stock Award Agreement (the “Deferred Issuance Award Agreement”).

     Whereas, pursuant to the terms of the Conversion Agreement and the Employee’s Election Agreement, the shares of common stock subject to the Deferred Issuance Award were to first become issuable upon the earlier of (i) Employee’s Termination of Service (as defined in the Deferred Issuance Award Agreement), or (ii) the date or dates of issuance selected by Employee pursuant to an irrevocable prior election in accordance with the Election Agreement.

     Whereas, in October, 2004 Congress passed the American Jobs Creation Act of 2004 (the “AJCA”), which included the adoption of new Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).

     Whereas, Code Section 409A provides that deferred compensation arrangements (including, in this case, the Deferred Issuance Award) that do not comply with, among other things, the distribution requirements of Code Section 409A, are subject to an additional 20% tax, plus interest, on the distribution.

     Whereas, Code Section 409A provides that the payment of the deferred compensation must not occur prior to: (i) separation from service (but “key employees” of publicly traded companies must wait an additional six months), (ii) disability, (iii) death, (iv) a fixed date (or dates) specified at the time of deferral, (v) a change in control, or (vi) the occurrence of an unforeseeable emergency; and

     Whereas, Employee is a “key employee” for purposes of the distribution limitations contained in Code Section 409A and as defined in Code Section 416(i).

     Now, Therefore, in consideration of the mutual covenants herein contained and other good and valuable consideration, the receipt of which is hereby acknowledged, the Company and Employee hereby agree as follows:

1.	Subject to the vesting schedule evidenced in the Conversion Agreement, the shares of common stock subject to the Deferred Issuance Award shall become first issuable upon the earlier of: (i) the Employee’s Termination of Service (as defined in the Deferred Issuance Award Agreement), or (ii) the date or dates of issuance selected by Employee pursuant to his irrevocable prior election in accordance with the Election Agreement; provided, however, that notwithstanding the foregoing or any provision contained in the Conversion Agreement, the Deferred Issuance Award Agreement or the Election Agreement to the contrary, the shares issuable pursuant to Employee’s Deferred Issuance Award shall be issued to Employee in a manner that complies with the requirements of Section 409A of the Code, which may include, without limitation, deferring the issuance of such shares for six (6) months after Employee’s Termination of Service; provided, further, that nothing in this sentence shall require the issuance of shares to Employee earlier than they would otherwise be issued under the terms of the Conversion Agreement or the Election Agreement.

2.	Employee acknowledges receipt of, and understands and agrees to the terms of, the Conversion Agreement (as amended by this Amendment), the Election Agreement (as amended by this Amendment), the Deferred Issuance Award Agreement and the Plan. Employee further acknowledges that effective as of the date first stated above, the Conversion Agreement (as amended by this Amendment), the Election Agreement (as amended by this Amendment), the Deferred Issuance Award Agreement and the Plan set forth the entire understanding between Employee and the Company regarding the acquisition of shares subject to the converted Deferred Issuance Award and supersedes all prior oral and written agreements on that subject without exception. Employee acknowledges and agrees that he has had an opportunity to obtain the advice of counsel prior to executing this Amendment and fully understands all provisions of this Amendment.

3.	This Amendment shall be administered, interpreted and enforced under the laws of the State of California without regard to conflicts of laws principles thereof. Employee agrees upon request to execute any further documents or instruments necessary or desirable in the sole determination of the Company to carry out the purposes or intent of this Amendment.

4.	This Amendment may not be modified, amended or terminated except by an instrument in writing, signed by Employee and by a duly authorized representative of the Company.

5.	If all or any part of this Amendment or the Plan is declared by any court or governmental authority to be unlawful or invalid, such unlawfulness or invalidity shall not invalidate any portion of this Amendment or the Plan not declared to be unlawful or invalid. Any section of this Amendment (or part of such a section) so declared to be unlawful or invalid shall, if possible, be construed in a manner which will give effect to the terms of such section or part of a section to the fullest extent possible while remaining lawful and valid.

     In Witness Whereof, this Amendment is executed by the parties hereto effective as of the first date set forth above.

Gen-Probe Incorporated	Henry L. Nordhoff
By: /s/ R. William Bowen R. William Bowen	/s/ Henry L. Nordhoff
Title: Vice President and General Counsel
Date: 2-7-05	Date: 3-23-05